UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 1, 2025
HERITAGE DISTILLING HOLDING COMPANY, INC.
(Exact name of registrant as specified in charter)

Delaware	001-42411	83-4558219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9668 Bujacich Road Gig Harbor, Washington	98332
(Address of Principal Executive Offices)	(zip code)

(253) 509-0008
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IPST	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement
Information regarding employment arrangements for Justin Stiefel, Chief Executive Officer (“CEO”), Jennifer Stiefel, President, and Michael Carrosino, Chief Financial Officer (“CFO”), are included in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 1, 2025, Heritage Distilling Holding Company, Inc. (the “Company,” “we” or “our”) entered into 18-month employment agreements with Justin Stiefel, our Chief Executive Officer, Jennifer Stiefel, our President, and Michael Carrosino, our Executive Vice President and Chief Financial Officer. The following is a summary of the compensation arrangements set forth in each of such employment agreements.

Executive	Title	Annual Base Salary	Initial Restricted Stock Unit Grant in Shares
Justin Stiefel	Chairman and Chief Executive Officer	$195,000	3,500,000
Jennifer Stiefel	President	175,000	500,000
Michael Carrosino	Executive Vice President and Chief Financial Officer	260,000	250,000
In recognition of the effort put into identifying, negotiating, and completing our recent private placement of our Pre-Funded Warrants and the fundamental change in our liquidity such offering provided, and as an incentive to continue employment with us, pursuant to his employment agreement, we granted to Mr. Stiefel a restricted stock unit award of 3,500,000 shares of common stock. As an incentive to continue employment with us pursuant to her employment agreement, we granted to Ms. Stiefel a restricted stock unit award of 500,000 shares of common stock. Under those agreements, such restricted stock unit awards will vest monthly over an 18-month period.
Pursuant to his employment agreement, we granted to Mr. Carrosino a restricted stock unit award of 250,000 shares of common stock, of which 50,000 shares were vested on the date of grant and 200,000 shares will vest monthly over the 18-month term of his employment agreement. Under Mr. Carrosino’s original 2023 offer letter, Mr. Carrosino was to be issued $1 million in incentive stock awards upon our successful completion of our initial public offering of common stock (which we completed in November 2024) and a successful follow-on financing (which we completed in August 2025). Pursuant to his employment agreement, the grant of the restricted stock unit award for 200,000 shares will be credited toward the $1 million in total equity awards due to Mr. Carrosino. The remainder of the grants and their structure will be determined by the Compensation Committee of our Board prior to the end of 2025.
Pursuant to the employment agreements, each of Mr. Stiefel, Ms. Stiefel and Mr. Carrosino is also eligible to participate in any bonus and/or equity award plan that we maintain for our executive officers. In addition, each of Mr. Stiefel and Ms. Stiefel is entitled to an automobile allowance of $950 per month during the term of his or her employment agreement. Under their respective employment agreements, we also have agreed to transfer to Mr. Stiefel or his estate life insurance policies on the life of Mr. Stiefel with aggregate death benefits of $25,000,000 currently owned by us and to Ms. Stiefel or her estate life insurance policies on the life of Ms. Stiefel with aggregate death benefits of $10,650,000 currently owned by us, and to continue to pay the premiums on such life insurance policies during such executive’s continued employment with our company and for a period of 12 months following termination of employment.
Under each of the employment agreements, the executive will be entitled to severance in the event we terminate his or her employment without Cause (as defined in the employment agreement), the executive resigns his or her employment for Good Reason (as defined in the employment agreement), or he or she is terminated as a result of death or disability. The severance amount for each executive would be (i) his or her pro rata base salary through the date of termination, (ii) any earned but unpaid bonus awards, (iii) the vesting of any unvested restricted stock units, subject in the case of termination for any reason other than death or disability to the satisfaction of any performance-based vesting conditions, and (iv) a severance amount equal to 12 months’ base salary (or three months if such termination is due to disability).

In relation to each such executive’s employment agreement, each executive also executed our standard employee agreements containing customary confidentiality restrictions and work-product provisions, as well as customary non-competition covenants and non-solicitation covenants with respect to our employees, consultants and customers.
The foregoing description of the employment agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements, copies of which will be filed as exhibits to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated October 1, 2025 by and among the Company and Justin Stiefel
10.2	Employment Agreement dated October 1, 2025 by and among the Company and Jennifer Stiefel
10.3	Employment Agreement dated October 1, 2025 by and among the Company and Michael Carrosino
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2025	HERITAGE DISTILLING HOLDING COMPANY INC.

	By:	/s/ Justin Stiefel
Justin Stiefel
Chief Executive Officer
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